Exhibit 10.1

AMENDMENT NO. 1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

AND CONSENT

This Amendment No.1 to Executive Employment Agreement and Consent (the “Amendment”) amends that certain Executive Employment Agreement (the “Original Agreement”) entered into as of September 8, 2008, by and between Haynes International, Inc. (the “Company”), a Delaware corporation, and Mark M. Comerford (the “Executive”).  All capitalized terms used but not defined herein shall have the meanings set forth in the Original Agreement.

NOW, THEREFORE, in consideration of the Executive’s continued employment with the Company and  the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Sections 5(d) and 1(e)(4) of the Original Agreement, the Executive and the Company do hereby agree to the following

Agreement

1.               Effective as of August 2, 2009, Section 1(d)(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

(i)            Annual Salary.  During the Employment Term and effective for all pay periods commencing on and after August 10, 2009, the Executive’s annual base salary of $425,000.00 per year will be reduced by 15% to an annual base salary of $361,250, which reduced base salary will remain in effect until restored to the original base salary by action of the Board.  Such salary, together with any subsequent increases as directed by the Board from time to time, being hereinafter referred to as the “Annual Salary.”

2.               Effective as of August 6, 2009, Section 1(d)(ii)(B) of the Original Agreement is hereby amended to add the following at the end of the section:

Notwithstanding the preceding provisions, the Executive shall not be entitled to any cash bonuses under the fiscal 2009 management incentive plan or (or any other plan for fiscal 2009).

3.               The Executive consents to the following:

a.               A reduction of 15% in the Executive’s annual base salary as described in paragraph 1 of this Amendment; and

b.              a reduction in the Executive’s annual cash bonus potential under the fiscal 2009 management incentive plan or (or any other plan for fiscal 2009) to zero.  The Executive acknowledges and agrees that he will not be entitled to, nor receive, any bonus of any kind for fiscal 2009.

4.               This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The validity, meaning and effect of this Amendment shall be determined in accordance with the laws of the State of Indiana applicable to contracts made and to be performed in that State.

This Amendment Number One to Executive Employment Agreement and Consent is executed as of the 6th day of August, 2009.

HAYNES INTERNATIONAL, INC.

By:	/s/ Marcel Martin

Marcel Martin
Vice President – Finance, Chief Financial Officer

EXECUTIVE

/s/ Mark Comerford

Mark Comerford